Investors/Corporate: John Emery, CFO (732) 537-4804 investor@inventivhealth.com	Media: Felicia Vonella (212) 308-7155 fvonella@inventivhealth.com

inVentiv Health Reports Strong Financial Results for Second Quarter 2006

•	Revenues Up 39%; Adjusted Operating Income Up 44% (GAAP Operating Income Up 34%); Adjusted Net Income Up 23% (GAAP Net Income Up 121%)
•	Diversified Business Model Generating Strong Financial Results; New Win Momentum in All Segments
•  Completed Strategic Acquisitions of JSAI and Synergos During Quarter

See note (1) below for a discussion of non-GAAP financial information.

SOMERSET, NEW JERSEY, August 8, 2006 -- inVentiv Health, Inc. (NASDAQ: VTIV), a leading provider of commercialization services to the global pharmaceutical and life sciences industries, today announced financial results for the second quarter of 2006.

Second Quarter 2006 Results from Continuing Operations:

•
Total revenues increased 39% to $183.0 million for the second quarter of 2006, compared to $131.8 million for the second quarter of 2005. Net revenues increased 38% to $154.7 million for the second quarter of 2006, compared to $112.5 million for the second quarter of 2005.

•
Adjusted operating income increased 44% to $21.9 million for the second quarter of 2006, compared to $15.2 million for the second quarter of 2005. GAAP operating income was $20.2 million for the second quarter of 2006, compared to $15.1 million for the second quarter of 2005.

•
Adjusted net income increased 23% to $11.2 million for the second quarter of 2006, compared to $9.1 million for the second quarter of 2005. GAAP net income was $-19.9 million for the second quarter of 2006, including $9.1 million from tax benefits, compared to $9.0 million for the second quarter of 2005.

•
Adjusted diluted EPS was $0.37 for the second quarter of 2006, compared to $0.33 for the second quarter of 2005. GAAP diluted EPS was $0.66 for the second quarter of 2006, including $9.1 million from tax benefits equivalent to $0.30 per share, compared to $0.32 for the second quarter of 2005.

Second Quarter 2006 Highlights:

•
Operating Margin Expansion: On a net revenue basis, adjusted operating margin was 14.1% for the second quarter of 2006, compared to 13.5% for the second quarter of 2005, reflecting the Company’s continued shift towards a higher margin business mix. GAAP operating margin was 13.0% for the second quarter of 2006 compared to 13.4% for the second quarter of 2005.

•
inVentiv Commercial reported total revenues of $80.0 million during the second quarter of 2006 compared to $104.0 million during the second quarter of 2005, as a result of anticipated wind-down of certain sales teams. In a separate press release earlier today, inVentiv announced a significant new sales team win with Novartis Pharmaceuticals.

•
inVentiv Communications reported record total revenues of $64.5 million during the second quarter of 2006, an increase from $52.5 million total revenues during the first quarter of 2006. The segment continued to win new business, adding or expanding business with 14 clients during the quarter. Second quarter revenues include Adheris and JSAI results for the full quarter, while first quarter revenues only include Adheris results for a portion of the quarter.

•
inVentiv Clinical reported record total revenues of $38.4 million during the second quarter of 2006 compared to $27.8 million during the second quarter of 2005, as a result of strong performance in clinical staffing and increased traction in functional outsourcing. Billable headcounts in clinical staffing continued to increase meaningfully during the quarter, underscoring inVentiv Clinical’s strong position in an expanding clinical trials marketplace.

•
JSAI and Synergos Acquisitions: Completed the acquisitions of JSAI and Synergos in the second quarter of 2006. JSAI, Canada’s leading healthcare marketing and communications company, further strengthens inVentiv Communications’ presence in the important Canadian healthcare marketplace. Synergos, a focused clinical services provider with expertise in clinical trial management services, enhances inVentiv Clinical’s offerings in project management and monitoring as well as investigator and patient recruitment services.

•
New Win Momentum: Won several new and expanded contracts, including three patient assistance programs by The Franklin Group, one significant new sales team contract with a top-five global pharmaceutical company, four sales team contract expansions with mid-tier clients, four planning & analytics contracts by HPR, one Total Data Solutions contract and fourteen new or expanded clients at inVentiv Communications.

•
Strong Cash Flow: Cash flow from operations was $21.8 million during the second quarter of the year. The Company ended the quarter with $50.7 million of cash, which is notable given that the Company has spent over $120 million of cash on acquisitions during the last 24 months without utilizing its existing line of credit.

Eran Broshy, Chairman and Chief Executive Officer of inVentiv Health, commented, “I am very pleased with inVentiv’s strong second quarter results, demonstrating the effectiveness of our multi-faceted business model and effective execution across our portfolio of businesses. I am also very pleased with the strong new win momentum that has developed across each of our businesses over the last few months.”

Mr. Broshy continued, “Within our Commercial segment margins remained strong in spite of previously-announced sales team wind-downs, and reflect the ongoing mix shift to higher-margin business. We expect growth to resume in our sales teams business within Commercial later this year, driven by the addition of Novartis and other new contract wins. Our Communications segment generated continued strong results and margins, with the ramp-up of new clients and the inclusion of full-quarter results from recent acquisitions. Finally, our Clinical segment generated record revenue and operating earnings during the quarter, driven by growth in clinical staffing and strengthening functional outsourcing business.”

Conference Call Information:

Tuesday, August 8, 2006, 9:00 a.m. Eastern Time
Call in number: 877-336-9182 (Domestic) or 706-634-1065 (International)
Live and archived webcast: www.inventivhealth.com

A replay of the call will be available immediately following the call through August 16, 2006 at 800-642-1687. The conference ID number for the replay is 2520352.

About inVentiv Health

inVentiv Health, Inc. (NASDAQ: VTIV) is the leading provider of commercialization and complementary services to the global pharmaceutical, life sciences and biotechnology industries. inVentiv delivers its customized clinical, sales, marketing and communications solutions through its three core business segments: inVentiv Commercial, inVentiv Communications and inVentiv Clinical. inVentiv Health currently works with over 200 unique pharmaceutical, biotech and life sciences clients, including all top 20 global pharmaceutical companies. For more information, visit www.inventivhealth.com.

(1)  USE OF NON-GAAP FINANCIAL MEASURES

This press release contains non-GAAP financial information which is intended to make the Company’s financial statements more directly comparable on a period-to-period basis, with the objective of enhancing investors’ overall understanding of the Company’s past financial performance and future prospects. Table 3 below contains reconciliations of the non-GAAP financial measures contained in this press release to the most directly comparable GAAP financial measures. The non-GAAP financial information is related to the following three factors:

•
Compensation expense related to vested stock options and restricted stock: The Company adopted FAS 123(R) as of January 1, 2006 and commenced recording expense for vested stock options and restricted stock as of that date, as opposed to recording expense only for vested restricted stock during 2005. In order to present the financial statements on a comparable period-to-period basis, compensation expense was adjusted for both periods to exclude expense related to vested stock options and restricted stock.

•
Interest income related to the Company’s interest rate hedge of its $175 million term loan facility: For the quarter ended June 30, 2006, the Company recorded a $1.1 million reduction in interest expense relating to the mark-to-market adjustment required to record hedge ineffectiveness to earnings. In order to present the financial statements on a comparable period-to-period basis, interest expense was adjusted to exclude this reduction in the current period. If the hedge agreement continues until its full term in October 2008, approximately $3.1 million of interest income recognized to date (from October 2005 to June 2006) will be offset by an equal amount of interest expense recognized during the remaining term of the agreement, as the Counterparty’s obligation to the Company will be reduced to zero at the conclusion of the agreement. This $3.1 million value also represents the estimated amount the Company would receive if the hedge agreement were terminated at June 30, 2006.

•
Tax benefits related to the utilization of net operating losses of divested entities: The Company recorded a tax benefit of $9.1 million in the second quarter of 2006, and none in the second quarter of 2005, related to the utilization of net operating losses of divested entities. In order to present the financial statements on a comparable period-to-period basis, tax expense was adjusted to exclude this benefit in the second quarter of 2006.

The Company believes that these non-GAAP financial measures are a more accurate basis for evaluating ongoing Company performance and planning and forecasting of future periods, and uses these non-GAAP financial measures internally for the foregoing purposes.

Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks that may cause inVentiv Health's performance to differ materially. Such risks include, without limitation: changes in trends in the pharmaceutical industry or in pharmaceutical outsourcing; our ability to compete successfully with other services in the market; our ability to maintain large client contracts or to enter into new contracts; and, our ability to operate successfully in new lines of business. Readers of this press release are referred to documents filed from time to time by inVentiv Health, Inc. with the Securities and Exchange Commission for further discussion of these and other factors.
# # #

Table 1
inVentiv Health, Inc.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)
(unaudited)

	For the Three-Months Ended		For the Six-Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Net revenues	$154,739	112,530	297,677	217,045
Reimbursable out-of-pockets	28,240	19,258	58,979	35,601
Total revenues	182,979	131,788	356,656	252,646

Operating expenses:
Cost of services	97,947	80,451	193,061	158,104
Reimbursed out-of-pocket expenses	29,913	19,310	59,606	35,369
Selling, general and administrative expenses	34,938	16,955	64,925	31,355
Total operating expenses	162,798	116,716	317,592	224,828

Operating income	20,181	15,072	39,064	27,818
Interest expense	(2,241)	(322)	(3,898)	(710)
Interest income	362	253	1,096	506
Income from continuing operations before income tax provision, minority interest in income of subsidiary and gain (loss) from equity investments	18,302	15,003	36,262	27,614
Income tax benefit (provision)	1,748	(5,971)	(5,436)	(9,390)
Income from continuing operations before minority interest in income of subsidiary and loss from equity investments	20,050	9,032	30,826	18,224
Minority interest in income of subsidiary	(352)	--	(676)	--
Gain (loss) from equity investments	166	--	(144)	--
Income from continuing operations	19,864	9,032	30,006	18,224

Income from discontinued operations:
Gains on disposals of discontinued operations, net of taxes	1,115	1,463	1,221	1,562
Net income from discontinued operations	1,115	1,463	1,221	1,562

Net income	20,979	$10,495	31,227	$19,786

Earnings per share:
Continuing operations:
Basic	$0.68	$0.34	$1.05	$0.69
Diluted	$0.66	$0.32	$1.01	$0.66
Discontinued operations:
Basic	$0.04	$0.05	$0.04	$0.06
Diluted	$0.03	$0.06	$0.04	$0.05
Net income:
Basic	$0.72	$0.39	$1.09	$0.75
Diluted	$0.69	$0.38	$1.05	$0.71
Weighted average common shares outstanding:
Basic	29,188	26,757	28,696	26,431
Diluted	30,186	27,879	29,737	27,763

Table 2

inVentiv Health, Inc.
Selected Financial Data
($’s in 000’s)

	June 30,	March 31,
	2006	2006

Cash (1)..……………………………………………	$50,708	$44,927
Account Receivable, Net……………………………	$101,875	$88,238
Unbilled Services…………………………………...	$61,481	$69,334
Total assets……..…………………………………...	$659,868	$624,337
Client Advances & Unearned Revenue……………..	$44,779	$40,594
Working Capital (2)………………………………...	$96,489	$88,906
Long-term debt (3)………………………………...	$173,688	$174,125
Capital Lease Obligations (3)……………………..	$28,592	$29,584
Depreciation (4)…………………………………….	$7,578	$3,774
Amortization (4)…………………………………….	$2,616	$1,048
Days Sales Outstanding (5)…………………………	81	82

1)	Cash includes restricted cash of $0.3 million at June 30, 2006 and $1.1 million at March 31, 2006.

2)	Working Capital is defined as total current assets less total current liabilities.

3)	Liabilities are both current and noncurrent.

4)	Depreciation and amortization are reported on a year-to-date basis.

5)
Days Sales Outstanding is measured using the combined amounts of Accounts Receivable and Unbilled Services outstanding as of the Balance Sheet date, against Revenues for the trailing 3-month period then ended.

Table 3
inVentiv Health, Inc.
Non-GAAP Income Statement Reconciliation
For the Three Months Ended June 30, 2006 and 2005

	Three Months Ended June 30,
	2006		2005
(in 000’s, except percentages)	Balance	Operating Margin	Balance	Operating Margin
Operating income, as reported	$20,181	13.0%	$15,072	13.4%
Add: Share-based compensation arising from adoption of FAS 123R	1,734	1.1%	119	0.1%
Operating income, as adjusted	$21,915	14.1%	$15,191	13.5%

	Three Months Ended June 30,
(in 000’s)	2006	2005
Income from continuing operations, as reported	$19,864	$9,032
Add: Share-based compensation arising from adoption of SFAS 123R, net of taxes	1,040	72
Deduct: Derivative interest, net of taxes	(664)	--
Deduct: Tax benefit	(9,068)	--
Income from continuing operations, as adjusted	$11,172	$9,104

	Three Months Ended June 30,
	2006	2005
Diluted earnings per share from continuing operations, as reported	$0.66	$0.32
Add: Share-based compensation arising from adoption of SFAS 123R, net of taxes	0.03	0.01
Deduct: Derivative interest, net of taxes	(0.02)	--
Deduct: Tax benefit	(0.30)	--
Diluted earnings per share from continuing operations, as adjusted	$0.37	$0.33